Exhibit 99.1

Momentive Promotes Justin Coulombe to Chief Financial Officer

June 16, 2021 - San Mateo, Calif. - Momentive (NASDAQ: MNTV), an agile experience management company (formerly SurveyMonkey), announced the promotion of Justin Coulombe to the role of chief financial officer (CFO), effective June 28, 2021. An experienced Software-as-a-Service (SaaS) finance leader, Coulombe joined the company in 2019 and most recently served as senior vice president of finance.

“After an extensive search process that included a diverse slate of external and internal candidates, the board unanimously agreed that Justin’s SaaS finance experience, leadership skills, and success in helping build out our strategic finance team made him the natural choice to be our next CFO,” said CEO Zander Lurie. “The management team at Momentive is thrilled to see Justin step into this broader leadership post where he will play a critical role in helping shape what’s next for our employees, customers, and shareholders.”

Coulombe joined the company in 2019 as vice president of finance and was promoted to senior vice president in early 2021 based on his success in building and leading the company’s strategic planning and analysis function. From 2016 to 2019, he held various finance leadership roles at Box, and from 2012 to 2016 he held financial planning and analysis, strategy, and corporate development leadership positions at Autodesk. He began his career in technology investment banking, spending five years focusing on the software and SaaS industries. Coulombe is a CFA charterholder, and holds an MBA from the University of California, Berkeley and a B.S. in Finance and Accounting from the University of Maryland, College Park.

“I am honored to lead the Momentive finance organization as we scale our enterprise business through continued product innovation, solutions-based selling, and customer expansion,” said Coulombe. “The experience management category is vibrant, and we have the agile solutions, fresh brand and dedicated team to accelerate our move upmarket.”

For more information on Momentive, please visit investor.momentive.ai.

About Momentive

Momentive (formerly SurveyMonkey) is a leader in agile experience management, delivering powerful, purpose-built solutions that bring together the best parts of humanity and technology to redefine AI. Momentive products, including GetFeedback, SurveyMonkey, and its brand and market insights solutions, empower decision-makers at 345,000 organizations worldwide to shape exceptional experiences. More than 20 million active users rely on Momentive to fuel market insights, brand insights, employee experience, customer experience, and product experience. Ultimately, the company’s vision is to raise the bar for human experiences by amplifying individual voices. Learn more at momentive.ai.

Media Contact

pr@momentive.ai

Investor Contact

investors@momentive.ai